Exhibit 99.1

Fuel Systems Solutions, Inc. Announces Pricing of Public Offering of Common Stock

NEW YORK, N.Y., December 10, 2010 - Fuel Systems Solutions, Inc. (NASDAQ: FSYS) today announced the pricing of its previously announced public offering of 2,000,000 shares of its common stock, at a price to the public of $30.00 per share. The company has granted to the underwriters a 30 day option to purchase up to an additional 300,000 shares of common stock from the company at the public offering price, less the underwriting discount, to cover over-allotments, if any. The company is conducting the offering pursuant to an effective registration statement under the Securities Act of 1933.

The aggregate net proceeds from the sale of the common stock are expected to be $56.35 million, after deducting underwriting discounts and commissions and estimated expenses, assuming the underwriters do not exercise their option to purchase additional shares of common stock. Under the company's committed credit facility with Intesa Sanpaolo S.p.A., it is required to use the net proceeds from this offering to repay the balance currently outstanding under such facility. Following such mandatory repayment, the company expects to use the remaining net proceeds from this offering for working capital and general corporate purposes, which may include expansion of its business, additional repayment of debt and financing of future acquisitions of companies or assets.

The offering, which is subject to customary closing conditions, is expected to close on December 15, 2010.

BofA Merrill Lynch and UBS Investment Bank are serving as joint book-running managers for the offering and Stifel Nicolaus Weisel is serving as lead manager. Lazard Capital Markets, Canaccord Genuity and Craig-Hallum Capital Group are serving as co-managers for the offering.

The common stock offering is being made solely by means of a prospectus supplement and accompanying prospectus filed with the Securities and Exchange Commission. Copies of the prospectus supplement and the accompanying prospectus may be obtained for free at the Securities and Exchange Commission's website at http://www.sec.gov or from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department or email dg.prospectus_requests@baml.com, UBS Investment Bank, 299 Park Avenue, New York, New York, 10171, Attn: Prospectus Department (888-827-7275, ext. 3884), Stifel Nicolaus Weisel, One Montgomery Street, Suite 3700, San Francisco, California 94104, Attention: Syndicate Department, Telephone number: 415-364-2720, Lazard Capital Markets, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020, Attn: Syndicate Department (800-542-0970), Canaccord Genuity, Attn: Syndicate Dept., 99 High Street, 12th Floor, Boston, Massachusetts 02110, phone: (800) 225-6201 and Craig-Hallum Capital Group, 222 South 9th Street, Suite 350, Minneapolis, MN, 55405, Attn: Syndicate Department (612 334-6300).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Fuel Systems Solutions

Fuel Systems Solutions (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems' components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the company's advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine. In addition to the components and systems, the company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, including, without limitation, statements concerning the amount of proceeds to be received by the company in the offering and the company's planned use of proceeds that are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the closing of the offering, the impact of market developments on demand for the company's products and changes in the company's operating and strategic plans.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management's expectations, beliefs and projections will result or be achieved. Readers also should consider the risk factors set forth in the Company's reports filed with the Securities and Exchange Commission including, but not limited to, those contained in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2009, our subsequent quarterly reports on Form 10-Q and the prospectus supplement and accompanying prospectus relating to this offering. The Company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

Company Contact:

Matthew Beale, President, CFO, & Secretary

Fuel Systems Solutions, Inc.

(646) 502-7170

Investor Relations Contacts:

Lippert / Heilshorn & Associates

Carolyn M. Capaccio

ccapaccio@lhai.com

Cathy Mattison

cmattison@lhai.com

(415) 433-3777

SOURCE Fuel Systems Solutions, Inc.